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                               ADVISORY CONTRACT
                     CALIFORNIA TAX-FREE MONEY MARKET TRUST

                                 a portfolio of

                             STAGECOACH FUNDS, INC.
                               111 Center Street
                          Little Rock, Arkansas  72201


                                          March 19, 1997


Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, California  94163

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Company"), on behalf of the California Tax-Free Money Market Trust (the "Fund"), and Wells Fargo Bank, N.A. (the "Adviser") as follows:

     1. The Company is a registered open-end management investment company currently consisting of a number of investment portfolios, but which may from time to time consist of a greater or lesser number of investment portfolios (the "Funds"). The Company proposes to engage in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions specified in the Company's currently effective prospectus and the currently effective statement of additional information incorporated by reference therein relating to the Fund and the Company (such prospectus and such statement of additional information being collectively referred to as the "Prospectus") included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940 (the "Act") and the Securities Act of 1933. Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly.

     2. The Company is engaging the Adviser to manage the investing and reinvesting of the assets of the Fund and to provide the advisory services specified elsewhere in this contract, subject to the overall supervision of the Board of Directors of the Company. Pursuant to an Administration Agreement with the Adviser and a Co-Administration Agreement with Stephens Inc. on behalf of the Fund, the Company has engaged the Administrators to provide the administrative services specified therein.


     3. (a) The Adviser shall make investments for the account of the Fund in accordance with the Adviser's best judgment and consistent with the investment objective and restrictions set forth in the Company's Prospectus, the Act and the provisions of the Internal Revenue Code relating to regulated investment companies, subject to policy decisions adopted by the Company's Board of Directors. The Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Fund and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making particular investments.